CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED. Execution Version THIS SECOND AMENDMENT AGREEMENT (the “Amendment Agreement”) is made on March 23, 2021 between: (1) SOCIÉTÉ NATIONALE DES HYDROCARBURES, a company established and duly incorporated under the laws of the Republic of Cameroon under company registration number RC Yaoundé J-58 with its registered office at P.O. Box 955, Yaoundé, Cameroon, represented for the purposes of this Agreement by its Executive-General Manager (Administrateur Directeur Général), Mr Adolphe Moudiki, duly authorised for the purposes hereof (“SNH”); (2) PERENCO CAMEROON SA, a limited liability company with a board of directors, with a share capital of one hundred and nine thousand and three hundred and seventy five US Dollars (USD 109,375), established and duly incorporated under the laws of the Republic of Cameroon under company registration number RC/DLA/1982/B/8367, with its registered office at P.O. Box 1225 Douala, Cameroon, represented for this purpose by Mr Adrien Broche duly authorised for the purposes hereof (“Perenco”); (3) GOLAR HILLI CORPORATION, a company established and duly incorporated under the laws of the Marshall Islands, under company registration number 68975, with its registered office located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, represented for the purposes of this Agreement by Mr Vincent AUBRY, duly authorised for the purposes hereof (“Golar”); and (4) GOLAR CAMEROON SASU, a simplified limited company with a sole shareholder, with a share capital of CFA Francs ten million (XAF 10,000,000), established and duly incorporated under the laws of the Republic of Cameroon, under company registration number RC/DLA/2015/B/3350, with its registered office located at Avenue de Gaulle 600. Bonanjo, PO Box 1404, Douala, Cameroon, represented for the purposes of this Agreement by Mr Vincent AUBRY, duly authorised for the purposes hereof (“Golar Cam”). SNH, Perenco, Golar and Golar Cam, and their respective successors and permitted assignees (if any), may sometimes individually be referred to throughout this Agreement as a “Party” and collectively as the “Parties” (and, where the context requires, each of SNH and Perenco may together be referred to as a single Party, and each of Golar and Golar Cam may together be referred to as a single Party). RECITALS: (A) The Parties entered into a liquefaction tolling agreement dated 29 November 2017 (as amended by an amendment agreement entered into between the Parties on 15 November 2019, the “LTA”) in connection with the development of a floating liquefied natural gas export project offshore Kribi, in Cameroon (the “Project”). (B) The Parties now wish to further amend the LTA in accordance with the provisions hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged it is agreed as follows: 1 DEFINITIONS, INTERPRETATION AND LANGUAGE 1.1 Definitions Unless the context otherwise requires and save as mentioned herein, words and expressions defined in the LTA shall have the same meanings when used in this Amendment Agreement. 1.2 Interpretation References in the LTA to “this Agreement” shall, with effect on and from the Effective Date and unless the context otherwise requires, be references to the LTA as amended and/or supplemented by this Amendment Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the LTA, shall be construed accordingly. 1.3 Incorporation of certain references Clauses 1.2 (as amended by this Amendment Agreement), 1.3, 31.4 and 31.5 of the LTA shall be deemed to be incorporated in this Amendment Agreement in full, mutatis mutandis. 2 AMENDMENTS TO THE LTA 2.1 The LTA shall be amended with effect on and from the Effective Date as set out in this Clause 2. 2.2 Clause 1.1 of the LTA shall be amended by adding the following new definitions in alphabetical order: “”Aggregate Underutilisation Quantity” means the sum, expressed in MMBTUs, of all Annual Underutilisation Quantities accrued during the Term.” “”Aggregate Underutilisation Quantity Value” means the sum, expressed in USD, of all Annual Underutilisation Quantity Values during the Term.” “”Annual LNG Overproduction” means the sum, expressed in MMBTUs, of all Monthly LNG Overproduction occurring during each calendar month in a Contract Year.” “”Annual LNG Overproduction Value” means the product, expressed in USD, of the Annual LNG Overproduction for a Contract Year multiplied by: A. If Customer has exercised any option for Excess Base Capacity in respect of such Contract Year, the Average Excess Tolling Fee; OR B. If the Customer has not exercised any option for Excess Base Capacity in respect of such Contract Year, the Average Base Tolling Fee.” ““Annual LNG Utilisation” means the sum of (i) the value, expressed in MMBTUs, of all amounts of LNG conforming to the LNG Specification and made available for Lifting which are accumulated in the LNG storage tanks at the FLNG Facility in total during a Contract Year commencing from 1 January 2020 (as evidenced by the value in the column labelled “LNG to tanks” in the daily reports provided by Golar to the Customer under Clause 14.2 (b)), plus (ii) the value, expressed in MMBTUs, of all amounts of LNG for which the Customer has received a net deduction from the Tolling Fee during such Contract Year due to Services Unavailability in accordance with Clause 13.3(d); and minus (iii) the MMBTU Base Capacity, and if applicable, the MMBTU Excess Base Capacity for such Contract Year.” “”Annual Underutilisation Quantity” has the meaning given in Clause 5.1(g)(ii).” “”Annual Underutilisation Quantity Value" has the meaning given in Clause 5.1(g)(iii).” “”Average Base Tolling Fee" means the arithmetic average, expressed in USD per MMBTU, of the Base Tolling Fee payable each month in a Contract Year.” “”Average Excess Tolling Fee" means the arithmetic average, expressed in USD per MMBTU, of the Excess Tolling Fee payable each month in a Contract Year.” ““Monthly LNG Overproduction” means the sum, expressed in MMBTUs, of all amounts of LNG conforming to the LNG Specification and made available for Lifting which are accumulated in the LNG storage tanks at the FLNG Facility each day during a calendar month (as evidenced by the value in the column labelled “LNG to tanks” in the daily reports provided by Golar to the Customer under Clause 14.2 (b)), minus the MMBTU Monthly Base Capacity, and if applicable, the MMBTU Monthly Excess Base Capacity.” “”MMBTU Monthly Base Capacity” shall be the MMBTU equivalent of the Monthly Base Capacity and shall be calculated by multiplying the Monthly Base Capacity [*****].” “”MMBTU Monthly Excess Base Capacity” means shall be the MMBTU equivalent of the Monthly Excess Base Capacity and shall be calculated by multiplying the Monthly Excess Base Capacity [*****].” 2.3 Clause 2.1 of the LTA shall be deleted in its entirety and replaced with the following: “2.1 Term The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on the earlier of: (a) [*****] July 2026; or (b) termination pursuant to Clause 18. Title to a quantity of LNG equal to the Heel LNG Quantity shall automatically pass to Golar on expiry of the Term. In the event of Clause (a) above, if there is any Feed Gas or LNG on board the FLNG Facility (excluding the Heel LNG Quantity) and the Customer, prior to the event at Clause (a) occurring, has given notice that they wish to complete a final Lifting, the Term shall be automatically extended until the earlier of (a) the expiry of [*****] or (b) completion of the final Lifting. In the event that following the expiry of the Term a volume less than the Heel LNG Quantity remains on board, the Customer shall compensate Golar for the difference between the volume of Feed Gas and LNG remaining on board at the expiry of the Term and the Heel LNG Quantity on an open book basis (with commercially sensitive and/or confidential information redacted as necessary save for information to enable verification of the applicable contract price) at the contract price that the Customer receives for such LNG under the relevant LNG SPA in force (or most recently in force) immediately prior to the expiry of the Term. In the event that following the expiry of the Term a volume more than the Heel LNG Quantity remains on board, Golar shall compensate the Customer for the difference between the volume of LNG remaining on board at the expiry of the Term and the Heel LNG Quantity on an open book basis at the Base Tolling Fee, or if applicable, the Excess Tolling Fee most recently paid by Customer to Golar under this Agreement immediately prior to the expiry of the Term.” 2.4 The first paragraph of Clause 3.1 of the LTA shall be deleted in its entirety and replaced with the following: “During the Services Period, Golar and/or Golar Cam shall provide the following services to the Customer utilising the FLNG Facility (the “Services”) in respect of the Base Capacity and the Excess Base Capacity in the manner and to the extent set out in this Agreement, including where providing such Services results in Monthly or Annual LNG Overproduction, provided however that the amount of Annual LNG Overproduction shall not (unless Golar agrees otherwise) at any time exceed [*****] of the MMBTU Base Capacity and, if applicable, the MMBTU Excess Base Capacity for the relevant Contract Year:” 2.5 A new Clause 5.1 (g) shall be inserted in Clause 5 of the LTA as follows: “(g) LNG Overproduction / Underutilisation. (i) Customer shall have the obligation to compensate Golar for the Annual LNG Overproduction Value which occurs during each Contract Year commencing from 1 January 2019, such compensation to be calculated and paid in accordance with the following procedure: (A) Within [*****] of the end of each Contract Year, Golar shall prepare a reconciliation of the amount of the Annual LNG Overproduction Value for such Contract Year, provided that for the Contract Year commencing on 1 January 2019, Golar shall prepare such reconciliation within [*****] of the Effective Date. (B) If the Annual LNG Overproduction Value determined in accordance with Clause 5.1(g)(i)(A) above is a positive number, then Customer shall pay an amount equal to such value to Golar, invoiced in accordance with Clause 6.2. (C) If the Annual LNG Overproduction Value is zero (0) or a negative number, then no payment shall be due from Customer to Golar or, subject to Clause 5.1(g)(v), from Golar to Customer. (ii) From the Contract Year commencing on 1 January 2020 and each Contract Year thereafter, an “Annual Underutilisation Quantity”, expressed in MMBTUs, shall accrue for any Contract Year in which the Annual LNG Utilisation is negative, with the negative amount of Annual LNG Utilisation being converted into an equivalent positive quantity of LNG, expressed in MMBTUs, for the purposes of this Clause 5.1(g). Provided that:

(A) the Annual Underutilisation Quantity shall only accrue up to a maximum of [*****] the MMBTU Base Capacity and, if applicable, the MMBTU Excess Base Capacity for the relevant Contract Year; and (B) the Aggregate Underutilisation Quantity shall be capped at a total amount equal to [*****] the MMBTU Base Capacity and, if applicable, the most recently instructed MMBTU Excess Base Capacity, so that if such cap is ever exceeded the value of that part of the Annual Underutilisation Quantity accrued in excess of such cap in the relevant Contract Year, and any Annual Underutilisation Quantity accrued in subsequent Contract Years, shall be deemed to be zero (0) MMBTUs. (iii) For each Contract Year in which an Annual Underutilisation Quantity accrues, an "Annual Underutilisation Quantity Value", expressed in USD, shall be calculated by multiplying the Annual Underutilisation Quantity by: (A) If Customer has exercised any option for Excess Base Capacity in respect of the relevant Contract Year, the Average Excess Tolling Fee; OR (B) If the Customer has not exercised any option for Excess Base Capacity in respect of the relevant Contract Year, the Average Base Tolling Fee. (iv) Golar shall prepare a reconciliation of the Annual Underutilisation Quantity, the Annual Underutilisation Quantity Value, the Aggregate Underutilisation Quantity and the Aggregate Underutilisation Quantity Value within [*****] of the end of the Contract Year commencing 1 January 2020 and each Contract Year thereafter. (v) Following receipt of the reconciliation for the last Contract Year submitted by Golar in accordance with Clause 5.1(g)(iv), the Customer shall have the right to set off an amount equal to the Aggregate Underutilisation Quantity Value from any outstanding amounts owed by Customer to Golar under this Agreement. Where the reconciliation in this Clause 5.1 g (v) results in a balancing payment from Golar to Customer, and such payment is subject to withholding taxes in Cameroon, the withholding taxes shall be for the account of the Customer.” 2.6 Clause 7 (c) of the LTA shall be deleted in its entirety and replaced with the following: “(c) The Customer shall deduct all withholding taxes which are imposed by a Governmental Authority in Cameroon in respect of the payment of the Tolling Fee and, if applicable, any payments under Clause 5.1 (g)(i), to Golar (and/or Affiliates of Golar and/or Affiliates of Golar LNG Limited who are or become a party to this Agreement). Save in respect of the Tolling Fee and any payments under Clause 5.1 (g)(i), the Customer shall pay, indemnify and hold Golar (and any Affiliates of Golar and/or Affiliates of Golar LNG Limited who are or become a party to this Agreement) harmless from and against all withholding taxes which are imposed by a Governmental Authority in Cameroon (including any withholding taxes which result from a Change in Law) in respect of any payment made by (A) the Customer, to (B) Golar and/or Affiliates of Golar and/or Affiliates of Golar LNG Limited who are or become a party to this Agreement, up to a maximum rate of fifteen per cent (15%). For the avoidance of doubt, the Customer shall not be liable pursuant to this Clause 7(c) in respect of withholding taxes imposed by a Governmental Authority in Cameroon on payments made by Golar (and/or Affiliates of Golar and/or Affiliates of Golar LNG Limited who become a party to this Agreement) to suppliers of services and/or equipment in relation to the Project, save in respect of payments made by Golar (and/or Affiliates of Golar and/or Affiliates of Golar LNG Limited who are or become a party to this Agreement) to any Affiliates of Golar and/or Affiliates of Golar LNG Limited incorporated in Cameroon which relate to the Project.” 2.7 Clause 12.1(a) of the LTA shall be deleted in its entirety and replaced with the following: “(a) the Expected Lifting Quantity for each Lifting shall be not more than [*****];” 2.8 Clause 15.7 (a) of the LTA shall be deleted in its entirety and replaced with the following: “(a) Allowed Laytime. The allowed laytime for each LNG Vessel (“Allowed Laytime”) shall be as stated in Annex 9, subject to extensions for: (i) reasons primarily attributable to the Customer, a Pilot, a Governmental Authority, Customer’s LNG buyer, the LNG Vessel or its Master, crew, owner or operator; (ii) an LNG Vessel that is directed to vacate the berth pursuant to Clause 15.11 (a); (iii) Adverse Weather Conditions; (iv) Force Majeure; (v) night time berthing or transit restrictions in force at the FLNG Facility; (vi) the time used to undertake and complete any purging and cool down operations or cool down only operations for such LNG Vessel pursuant to Clause 15.9 or for reasons primarily attributable to the Customer; (vii) if Customer has exercised any option for Excess Base Capacity [*****], any time during the Allowed Laytime during which the Customer fails to maintain delivery of at least [*****] of Feed Gas. 2.9 Annex 9 of the LTA shall be deleted in its entirety and replaced with the following: “Allotted Loading Times Scheduled Loading Quantity (m3) [*****] [*****] 115,000 [*****] [*****]

120,000	[*****]	[*****]
125,000	[*****]	[*****]
130,000	[*****]	[*****]
135,000	[*****]	[*****]
140,000	[*****]	[*****]
145,000	[*****]	[*****]
150,000	[*****]	[*****]
155,000	[*****]	[*****]
160,000	[*****]	[*****]
165,000	[*****]	[*****]
170,000	[*****]	[*****]
175,000	[*****]	[*****]
180,000	[*****]	[*****]

Allowed Laytimes shall be extrapolated if the combination of Scheduled Loading Quantity versus Base Capacity and, if applicable, the Excess Base Capacity is not reflected in the table above.

Demurrage Rates

LNG Vessel Cargo Capacity (Gross)	[*****]
LNG Vessels less than 135,000m3 (steam turbine)	[*****]
135,000 and above (steam turbine)	[*****]
145,000 to 154,000m^3 (duel fuel diesel electric)	[*****]
LNG Vessels greater than 154,000m^3 (duel fuel diesel electric)	[*****]

"

3 **EFFECTIVE DATE**

The Parties agree and confirm that the amendments to the LTA set out in Clause 2 of this Amendment Agreement shall only take effect on the 24th February 2021, date on which the Parties and the Republic of Cameroon have entered into a fully effective amendment agreement to the Gas Convention. (the "**Effective Date**").

4 **REPRESENTATIONS AND WARRANTIES**

4.1 Each Party represents and warrants that the representations and warranties it gives in clause 21 of the LTA are true and correct as at the date of this Amendment Agreement with reference to the facts and circumstances existing at such date, in relation to both this Amendment Agreement and the LTA as amended by this Amendment Agreement. 4.2 Each Party further represents and warrants that this Amendment Agreement constitutes its legal, valid, binding and enforceable obligations in accordance with its terms. 5 MISCELLANEOUS 5.1 Continuation of LTA Save as amended by this Amendment Agreement, the provisions of the LTA shall continue in full force and effect and each of the LTA and this Amendment Agreement shall be read and construed as one instrument. 5.2 Severance of Invalid Provisions If and for so long as any provision of this Amendment Agreement shall be deemed to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Amendment Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Amendment Agreement without affecting the validity of the balance of this Amendment Agreement. 5.3 Counterpart Execution This Amendment Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Amendment Agreement for all purposes, provided that no Party shall be bound to this Amendment Agreement unless and until both Parties have executed a counterpart. 6 CHOICE OF LAW AND DISPUTE RESOLUTION 6.1 Choice of Law This Amendment Agreement (and any non-contractual obligations which may arise out of or in connection with it) shall be governed by and construed in accordance with English law, without regard to its rules of conflict of laws that would require the application of laws of a different jurisdiction. 6.2 Arbitration Any Dispute arising out of or in connection with this Amendment Agreement shall be referred to and finally resolved by arbitration under the LCIA Rules (the “Rules”) of the LCIA Court (formerly the London Court of International Arbitration), save that the Parties do not waive their right to any form of appeal to any state court or other legal authority. 6.3 Procedure for Arbitration (a) The arbitral tribunal shall consist of three (3) arbitrators. The claimant shall nominate one arbitrator; the respondent shall nominate the second arbitrator; and a third arbitrator, who shall serve as chairman, shall be appointed by the LCIA Court within fifteen (15) days of the appointment of the second arbitrator.

(b) For the avoidance of any doubt, SNH and Perenco shall only be entitled to collectively appoint one arbitrator, and Golar and Golar Cam shall only be entitled to collectively appoint one arbitrator. If SNH or Perenco commences arbitration otherwise than jointly with the other, the arbitrator appointed by it shall be deemed to have been appointed with the agreement of the other. If Golar or Golar Cam commences arbitration otherwise than jointly with the other, the arbitrator appointed by it shall be deemed to have been appointed with the agreement of the other. (c) In the event the claimant or the respondent shall fail to nominate an arbitrator within the time limits specified in the Rules, such arbitrator shall be appointed by the LCIA Court within fifteen (15) days of such failure. In the event that both the claimant and the respondent fail to nominate an arbitrator within the time limits specified in the Rules, all three arbitrators shall be appointed by the LCIA Court within fifteen (15) days of such failure who shall designate one of them as chairman. (d) If both parties so agree, there shall be a sole arbitrator appointed by the LCIA Court within fifteen (15) days of such agreement. (e) The seat of arbitration shall be Geneva, Switzerland, and the language of the arbitration shall be English. EXECUTION PAGE SIGNED for and on behalf of SOCIÉTÉ NATIONALE DES HYDROCARBURES

By: _/s/ Adolphe Moudiki Name: ADOLPHE MOUDIKI Position: EXECUTIVE-GENERAL MANAGER SIGNED for and on behalf of PERENCO CAMEROON SA By: _/s/ Adrien Borche Name: ADRIEN BROCHE Position: GENERAL MANAGER SIGNED for and on behalf of GOLAR HILLI CORPORATION By: _/s/ Vincent Aubry Name: VINCENT AUBRY Position: ATTORNEY-IN-FACT SIGNED for and on behalf of GOLAR CAMEROON SASU By: _/s/ Vincent Aubry Name: VINCENT AUBRY Position: GENERAL MANAGER